Exhibit 5.1

March 14, 2018

Arcus Biosciences, Inc.

3928 Point Eden Way

Hayward, CA 94545

Re:	Registration Statement on Form S-1 Pursuant to Rule 462(b)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 to which this letter is attached as Exhibit 5.1 (the “Rule 462(b) Registration Statement”) filed by Arcus Biosciences, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and relating to the registration under the Securities Act of an additional 1,035,000 shares of the Company’s Common Stock (the “Additional Shares”) for an aggregate offering size of up to 9,200,000 shares of the Company’s Common Stock, including an over-allotment option granted by the Company to the Underwriters to purchase up to 1,200,000 shares of the Company’s Common Stock. The Rule 462(b) Registration Statement to be used for the offer and sale of the Additional Shares is filed with the Commission in connection with the offering described in the Registration Statement on Form S-1 (Registration No. 333-223086) filed with the Commission on February 16, 2018, as amended, which was declared effective by the Commission on March 14, 2018.

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Additional Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the sale of the Additional Shares, when the Additional Shares to be issued and sold by the Company are issued and paid for in accordance with the terms of the Underwriting Agreement, such Additional Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Rule 462(b) Registration Statement, and further consent to the use of our name wherever appearing in said Rule 462(b) Registration Statement and in any amendment or supplement thereto.

Very truly yours,

/s/ Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP